MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is entered into on this 3 day of September, 2013, by and between Biomedical Technology Solutions Holdings, Inc., a Colorado corporation (“BMTS”). and MedClean Technologies, Inc., a Delaware corporation (“MedClean”).

WITNESSETH

WHEREAS, MedClean and BMTS have entered into an Agreement and Plan of Merger dated effective August 30, 2013 (“Merger Agreement”) pursuant to which BMTS has agreed to merger with MedClean, with MedClean to be the surviving company (the “Merger”);

WHEREAS, MedClean, pending the Closing of the Merger, desires to retain the services of BMTS as Business Manager of MedClean during this interim period, and BMTS is desirous of providing such services;

NOW THEREFORE, for valuable consideration, the parties do covenant and agree as follows:

1. Capitalized Terms. The capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement unless said terms are specifically defined herein.

2. Management Services. MedClean retains BMTS as Business Manager of MedClean operations during the term of this Agreement, all in accordance with the provisions hereof. BMTS agrees to become the Business Manager of MedClean, and to perform the services on behalf of MedClean, as hereinafter set forth.

3. Services Provided. BMTS shall, subject to the terms and conditions hereof, and the limitations of MedClean’s ByLaws and Articles of Incorporation and applicable law, perform, at MedClean’s expense, all desirable or necessary business functions for and on behalf of MedClean in substantially the manner previously conducted, including specifically, but not limited to, the following (collectively, the “Services”):

(a) implement and supervise MedClean’s performance under existing contracts, and procure and perform new contracts, leases and product and technology licenses on behalf of MedClean, in the ordinary and normal course of business, (all parties understanding that MedClean executive officers shall remain responsible for all SEC compliance and Merger activity on behalf of MedClean until merger is complete);

(b) accept and receive notes, drafts, checks, bills of exchange and commercial papers; purchase insurance: and supervise accounting, disbursing, and payroll services;

(c) pay and discharge out of funds available there for the accounts payable, notes, and other obligations and liabilities of MedClean;

(d) furnish MedClean’s Board of Directors and executive officers all pertinent reports and information with respect to the progress of MedClean’s business on a monthly basis;

(e) employ personnel required for MedClean operations, planning and administration pertaining to labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety, recruiting, housing and related matters pertaining to such employees;

(f) purchase, rent or otherwise acquire machinery, equipment and facilities for the conduct of the business of MedClean and sell, abandon or otherwise dispose of items of machinery, equipment or fixtures that are worn out, obsolete or no longer useful in the conduct of the business of MedClean.

(g) purchase such materials, supplies and services as may be needed or required in connection with the operations of MedClean;

(h) prepare and file with all appropriate governmental authorities any tax and other reports concerning operations of MedClean required by law;

(i) disburse funds, to the extent available, for any taxes imposed on MedClean by virtue of its conduct of its business;

(j) secure and maintain insurance covering insurable risks of MedClean, including risks growing out of personal injuries to or against its employees or others, risks of fire. and other risks ordinarily insured against in similar operations, and adjusting losses and claims pertaining to or rising out of such insurance;

(k) comply with all laws applicable to MedClean by virtue of the operation of the business of MedClean, including particularly laws relating to safety requirements, working conditions, and compensation and benefits to employees;

(1) apply to appropriate governmental bodies for permits, licenses and approvals necessary to accomplish the powers and duties of MedClean herein set forth and the filing of all reports and notices with such governmental bodies as arc required by law;

(m) keep full and accurate accounts of all business transactions entered into on behalf of MedClean;

(n) prosecute and defend lawsuits, as necessary, to establish and protect the rights of MedClean or to establish or protect the validity of title to MedClean’s real or personal property; and

(o) BMTS and MedClean shall jointly prepare quarterly capital and operating budgets for review with MedClean’s Board of Directors at a business review meeting and upon request by the MedClean Board of Directors.

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4. Clients and Customers.

(a) During the term hereof, any and all new client engagements obtained or procured by BMTS for MedClean’s products and services shall be deemed MedClean’s clients, Any contracts or agreements for MedClean products or services shall be executed in the name of and inure to the benefit of MedClean. Any and all new client engagements obtained or procured by BMTS for BMTS’ products and services shall be deemed BMTS’ clients, Any contracts or agreements. For BMTS’ products or services shall be executed in the name of and inure to the benefit of BMTS.

(b) Should this Agreement terminate prior to the consummation of the Merger, then and in such event (i) all contracts signed during the term under the MedClean name for existing MedClean products or services shall be free of any claim of BMTS, (ii) all contracts signed under the MedClean name for products or services developed by BMTS during the term shall remain the sole and separate property of BMTS, free of any claim of MedClean, and (iii) all contracts signed under the BMTS name for products or services developed by BMTS during the term shall remain the sole and separate property of BMTS. free of any claim of MedClean. Each party shall indemnify, defend and hold harmless the other from any future liability under client contracts which inure to that party following the termination hereof.

3. Bank Account.

(a) BMTS shall establish a new MedClean bank account(s) (the “Bank Account”) with such commercial financial institution as the parties shall mutually agree, in which all revenues received from the operations of MedClean shall be deposited. The Bank Account shall be denominated “MedClean Technologies, Inc. Management Account”. BMTS shall not commingle any of the above described revenues with any funds or other property of MedClean; provided, however, that revenues derived from existing MedClean contracts shall be deposited into the Bank Account to be expended for MedClean corporate purposes. From the revenues deposited into the Bank Account, BMTS shall (i) reimburse itself twice monthly for all expenses incurred or paid by BMTS in connection with performing the Services hereunder including, without limitation, expense for salaries, wages, taxes, travel, lodging and other expenses, (ii) pay itself the management fee provided for in paragraph 8(a) hereof subject to the terms and conditions thereof, and (iii) pay appropriate operating expenses with respect to the business. Pending closing of the Merger, all funds deposited into the Bank Account shall be deemed as sole and separate property of MedClean, free of any claim, lien or entitlement of BMTS except as provided herein. Upon closing and consummation of the Merger Agreement, all funds remaining in the Bank Account on the Closing date shall be deemed the property of MedClean and shall be paid to MedClean, reduced by the amount, if any, owed to BMTS under the terms of this Agreement.

4. Working Capital. The parties recognize and agree that pending closing and consummation of the Merger, operation of MedClean’s business may require the infusion of additional working capital in order to satisfy short term obligations, trade payables and other liabilities necessary for continued operations. To the extent that revenues received from operations and deposited into the Bank Account pursuant to paragraph 3 hereof are insufficient to meet such working capital requirements, BMTS may, but shall not be obligated to, advance sufficient funds to MedClean to satisfy its immediate working capital requirements (the “Advances”). All such Advances shall be deemed loans from BMTS to MedClcan, subject to the following: Upon Closing of the Merger, the obligation of MedClean to repay BMTS such Advances shall be extinguished, and MedClean shall thereafter be released and forever discharged from further liability therefor. Should the panics fail to close the Merger Agreement prior to the termination of this Agreement, then MedClean agrees to repay to BMTS all such Advances, together with interest at the rate of ten percent (10.0%) per annum, within sixty (60) days of the date of termination of this agreement. The obligation of MedClean to repay the Advances, together with interest thereon, shall be secured by a security interest in all tangible and intangible assets of MedClean.

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5. Board Approval. At all times, in the performance of the duties and Services assigned to BMTS in this Agreement, BMTS shall act in the best interest of MedClean and exercise reasonable care and prudence in the carrying out of such Services. BMTS shall not approve or undertake any of the following activities or transactions on behalf of MedClean without the express approval and consent of the Board of Directors of MedClean (“Board Consent”), which Board Consent is obtained at a lawfully-convened meeting of the Board of Directors of MedClean, and duly recorded in the minutes of said meeting executed by an appropriate officer of MedClean:

(a) enter into any contract or commitment outside of the ordinary course of business of MedClean;

(b) enter into, modify, terminate, or otherwise limit the compensation, benefits, or employment relationship of any management employee or officer of MedClean. Management employee shall mean any employee of MedClean with supervisory responsibility over other employees of MedClean;

(c) enter into or execute promissory notes, debt instruments, liens, mortgages, or incur other liabilities not in the ordinary course of business of any kind, except as provided in this Agreement:

(d) employ or contract with any third party consultants or experts, including auditors, accountants, attorneys, and the like, unless the expense therefor does not exceed fifty thousand dollars ($50,000.00); or

(e) sell, lease, encumber, pledge, or convey any of MedClean’s assets or property, real or personal, tangible or intangible, outside of sales of production in the ordinary course of business.

6. Key Employees. In the performance of the Services assigned to BMTS in this Agreement, BMTS shall assign and make available such management and employees as are necessary in its judgment to perform the services required under this Agreement. BMTS shall determine the authority and duties of the BMTS Employees, and may discharge, suspend, or dismiss any of the BMTS Employees. BMTS shall plan and administer all matters pertaining to labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety, recruiting, and related matters pertaining to the BMTS Employees, at BMTS’s own expense and responsibility. BMTS’ Employees assigned to MedClean pursuant to this Agreement shall at all times remain employees of BMTS during their assignment to MedClean. BMTS shall be solely responsible for withholding and the payment of all BMTS Employees’ taxes, including, without limitation. Federal, State, and local income taxes, FICA contributions, and unemployment and Workers Compensation payments. Each BMTS employee assigned to MedClean shall be advised of, and consent to be bound by, the terms of this Agreement.

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7. Compensation.

In consideration of the Services to be rendered by BMTS pursuant to this Agreement, BMTS shall be entitled to receive the net income, if any. generated by the operations of MedClean during the term hereof (the “Compensation”). Such net income shall be calculated after allowance for depreciation, amortization and income taxes, and shall be calculated in accordance with generally accepted accounting principles consistently applied.

8. Costs and Expenses. BMTS shall be entitled to reimbursement solely from the Bank Account for any and all costs or expenses incurred by it in connection with performing the Services hereunder, including, without limitation, expenses for wages and salary, payroll taxes, workers’ compensation premiums, fringe benefits, travel, lodging, entertainment and other costs or expenses incurred in connection with its performance hereunder. Such expenses shall be reimbursed twice monthly from the Bank Account in accordance with the provisions of paragraph 4 above. MedClean shall have no liability to make any such reimbursement from its corporate funds other than the Bank Account.

9. Termination.

(a) The term of this Agreement shall commence upon the execution hereof and terminate December 31, 2014, or until the closing of the Merger, whichever occurs first (the “Term”), or unless terminated pursuant to Section 9(b) or 9(e) below (“Termination”).

(b) MedClean may terminate this Agreement at any time for cause, which shall include, but not be limited to, the following:

(i) BMTS or any assigned employee engaging in fraud, misappropriation of funds, embezzlement, or other like conduct committed against MedClean;

(ii) BMTS’s or any BMTS Employee’s material breach of this Agreement; or

(iii) the filing for protection, voluntarily or involuntarily, under the bankruptcy laws by BMTS or the dissolution of BMTS; or

(iv) the default under, or breach of, the Definitive Merger Agreement by BMTS.

In addition to, and not in lieu of terminating this Agreement. MedClean may exercise any alternative remedy for the breach at law or in equity including, without limitation, recovering its reasonable attorney’s fees and costs of litigation.

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(c) BMTS may terminate this Agreement for cause, which shall include, but not be limited to, the following:

(i) MedClean or any of MedClean’s employees materially breach this Agreement: or

(ii) the filing for protection, voluntarily or involuntarily, under the bankruptcy laws by MedClean or the dissolution of MedClean; or

(iii) the default under, or breach of, the Definitive Merger Agreement by MedClean.

In addition to, and not in lieu of terminating this Agreement, BMTS may exercise any alternative remedy for the breach at law or in equity including, without limitation, recovering its reasonable attorney’s fees and costs of litigation.

Upon Termination of this Agreement, all of BMTS’s obligations hereunder, including those of BMTS Employees shall cease, provided, however, BMTS’s sole remedy for breach shall be the Compensation or expenses due it under Sections 7 and 8 for Services performed to the date of Termination, plus its reasonable attorney’s fees and costs of litigation.

10. Indemnification.

(a) MedClean agrees to indemnify, defend and hold harmless BMTS, its agents and employees, from and against any claims, demands, obligations, liabilities or causes of action, of whatsoever kind or description, based upon any act or omission alleged to have been performed or omitted in connection with or arising out of the services to be performed by MedClean under this Agreement.

(b) BMTS agrees to indemnify, defend and hold harmless MedClean, its agents and employees, from and against any claims, demands, obligations, liabilities or causes of action, of whatsoever kind or description, based upon any act or omission alleged to have been performed or omitted in connection with or arising out of the services to be performed by BMTS under this Agreement.

11. Miscellaneous.

(a) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all previous communications and negotiations, whether written or oral. This Agreement will be governed and construed in accordance with the laws of the State of Colorado exclusive of its provisions on conflicts of laws. The exclusive venue for litigating disputes hereunder shall be the State or Federal courts located in Denver, Colorado.

(b) Any amendment or modification or this Agreement shall be in writing and shall be signed by the parties.

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(c) If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement should be invalid in pan, such invalidity shall in no way affect the rest of such provision, which shall, together with all other provisions of this Agreement, to the full extent consistent with law, continue in full force and effect.

(d) All notices, requests, demands, and oilier communications hereunder in writing and shall be delivered personally or sent by first class registered or certified mail, overnight courier service, or telecopy as follows:

If to MedClean, to:	MedClean Technologies, Inc.
Attention: John Accardi
PO Box 180
Neshanic Station, NJ 08853
Email: jaccardi@gomcln.com

With a copy to:	Kristofer R. Schleicher, Esq.
Giacoma Schleicher, LLC
Six Concourse Parkway, Suite 2200
Atlanta, GA 30328
(404) 924-2850
Direct (404) 924-2852
Email: jschleicher@gslaw.pro

If to BMTS:	BMTS
Attention: Gex Richardson, President
PO Box 2503
Fort Lauderdale, FL 33303
Email: gexrichardson@gmail.com

With a copy to:	Clifford L. Neuman, P.C.
Attn: Clifford L. Neuman, Esq.
1507 Pine Street
Boulder, CO 80302
Email: clneuman@neuman.com

or such other address or telecopy number as may be designated in writing by any party to the other parties hereto. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service, or five days after mailing if sent by mail.

(e) This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their permitted successors and assigns. This Agreement is a personal services contract, and it is expressly agreed that the rights and interests of BMTS and MedClean hereunder may not be sold, transferred, assigned, pledged, or hypothecated.

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(f) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year above written.

Biomedical Technology Solutions Holdings, Inc.		MedClean Technologies, Inc.

By:	/s/ Gex Richardson	By:	/s/ John Accardi
	Gex Richardson, President		John Accardi, President & CEO

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